LEVI STRAUSS & CO. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Mark Cazares
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-Relations@levi.com		NewsMediaRequests@levi.com

Levi Strauss & Co. Announces That After a Planned Transition, Chief Financial & Growth Officer
Harmit Singh Will Retire

—Company Commences Search, Singh to Remain Through Transition—

San Francisco, CA – (April 7, 2026) – Levi Strauss & Co. (LS&Co.) (NYSE: LEVI) today announced that Executive Vice President and Chief Financial & Growth Officer (CFGO) Harmit Singh will continue in his role as CFGO until a successor is appointed and then transition to serve as Special Advisor, following which he will retire.

The company has initiated a comprehensive search process with the assistance of a leading executive search firm. Singh will continue to serve as CFGO until a successor is appointed and will remain for a planned transition as Special Advisor to ensure continuity.

“On behalf of the Board and our employees, I want to thank Harmit for his significant contributions to Levi Strauss & Co. over the past 13 years,” said Michelle Gass, President and CEO, LS&Co. “He played an important role in taking the company public, supporting the company’s transformation into a DTC-first retailer, and strengthening our financial foundation and operating rigor, positioning us for long-term profitable growth. Thanks to the high-caliber finance team he built, we are well-positioned to navigate a seamless transition. Harmit has been a trusted leader across the organization, and we are grateful for his impact and his ongoing support as we conduct a thoughtful search for our next CFO.”

“It has been a true privilege to work alongside Michelle and the executive leadership team as we’ve driven meaningful, transformative growth,” added Singh. “We have successfully evolved into a more diversified, global, direct-to-consumer business, expanding our addressable market, growing margins and positioning the business for sustainable growth. I am very proud of what we have accomplished, and I have deep gratitude for my team and tremendous confidence in the company’s continued momentum. I look forward to supporting a smooth transition to the company’s next CFO.”

Singh joined LS&Co. in 2013 as Chief Financial Officer, taking responsibility for the company’s global finance, information technology, M&A, investor relations, strategic sourcing and global business services functions. In 2023, his role expanded to include Chief Growth Officer, where he helped shape our corporate strategy, accelerate transformation initiatives and advance several key enablers of our future — including global real estate, franchise expansion and the development of our Global Talent Hubs. Prior to joining LS&Co., Singh served as Chief Financial Officer at Hyatt Hotels Corporation and held Division CFO roles at Yum! Restaurants International and Pizza Hut.

About Levi Strauss & Co.

Levi Strauss & Co. (LS&Co.) is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Levi Strauss Signature™, and Beyond Yoga® brands. Its products are sold in approximately 120 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,300 retail stores and shop-in-shops. Levi Strauss & Co.’s reported 2025 net revenues were $6.3 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.